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                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Denny's, Inc.'s Registration Statement Nos. 333-53031, 333-58169, 333-58167 and 333-95981 (such Registration
Statement also constitutes a post-effective amendment to Registration Statement No. 333-53031) on Form S-8 of our report dated February 7, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for intangible assets in 2002 to conform to Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets", as described in Note 3) appearing in this Annual Report on Form 10-K of Denny's, Inc., for the year ended December 25, 2002.





DELOITTE & TOUCH LLP
Greenville, South Carolina
March 25, 2003